Exhibit 14.1

ADOPTED JUNE 26, 2024

CTRL GROUP LIMITED

Code of Business Conduct and Ethics

A.	INTRODUCTION

The purpose of this Code of Business Conduct and Ethics (this “Code”) is to describe standards of conduct and business expected of directors, officers and employees (the “Covered Persons”) of CTRL Group Limited (the “Company”). All Covered Persons will be required to attest annually to their awareness and acceptance of the provisions of the Code and to affirm their compliance with such provisions.

The Company has formulated this Code to help to ensure that Covered Persons act in accordance with applicable laws and observe the highest ethical standards in their business dealings. The Company is keenly aware of the importance of maintaining its corporate reputation for integrity. It is the responsibility of each Covered Person to create and maintain a fair, honest and professional workplace. The Company believes that honesty is the essential standard of integrity and expects Covered Persons to deal with others in a manner that absolutely excludes any consideration of personal or private benefit. It is, therefore, fundamental to the reputation and continuing success of the Company that Covered Persons adhere to the rules and procedures set forth in this Code.

While this Code is intended to provide guidelines for ethical and professional conduct, ultimately, Covered Persons must exercise good judgment and common sense in interpreting and applying these procedures in any given situation. In cases of doubt, Covered Persons should consult with the Chairman of the Board of Directors (the “Chairman”) and the Chief Executive Officer of the Company (the “Chief Executive Officer”).

B.	GENERAL BUSINESS PRINCIPLES

1.	Observance of Highest Ethical Standards

All Covered Persons must observe the highest ethical standards of business conduct in their dealings with the Company’s stockholders, employees, customers, suppliers, landlords, lessees and competitors. No Covered Person should engage in dishonest and unethical behavior affecting such persons, including manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing.

2.	Compliance with Laws

All Covered Persons must fully comply with all applicable foreign and United States laws, rules and regulations. No Covered Person should at any time take any action on behalf of the Company which violates such laws, rules or regulations. Ignorance of the applicable laws, rules or regulations will not serve as a defense should such laws, rules or regulations be contravened. Covered Persons should always, including in situations where applicable legal standards are conflicting or unclear, conduct the Company’s business in such a manner that will not embarrass the Company should the full facts be disclosed.

3.	Relationships with Public Officials - Political Contributions

The Company’s policy is to develop and maintain good relationships and effective communications at all levels of domestic and foreign governments having authority over the areas in which we do business. Contacts with governmental officials both in this country and abroad, whether direct or indirect, shall at all times be maintained as proper business relationships. These contacts must never suggest a compromise of the objectivity of such persons or cast doubt on the Company’s integrity. No corporate funds, property of any kind or services shall be used directly or indirectly to influence the nomination or election of any candidate to public office, if such use is in violation of applicable law. This restriction is not intended to discourage Covered Persons from making proper political contributions to the candidates, parties or committees of their choice.

4.	Employment Relationships

The Company is committed to the recruitment, training, development and retention of competent staff. All employment decisions, including selection for employment, promotion and transfer, must be made solely on merit, experience and other work-related criteria.

The employment relationship established with the Company is terminable at will, either by the employee or the Company, at any time, for any reason, and with or without cause. The provisions of this Code should not be construed as creating a right to employment for any person or for any specific period of time. Exceptions to the at-will employment relationship are only permitted when authorized in writing by the Chairman or the Chief Executive Officer.

5.	Truth in Communications

The Chairman and the Chief Executive Officer are responsible for making public communications about the financial and business condition of the Company and are to cause full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications about the Company.

C.	COMPANY FUNDS AND ASSETS

Covered Persons are charged with safeguarding the Company’s assets and property and ensuring their efficient and proper use. Covered Persons having authority to handle the Company’s funds or assets are placed in a position of trust with respect to the Company. A Covered Person must at all times maintain in good working order and safeguard from harm, theft or loss all tangible and intangible assets of the Company, whether on the Company’s property or in the possession of the Covered Person. Assets of the Company may be used only for their intended use and only for Company business even though incidental personal use may be permitted. Any assets of the Company in the possession of a Covered Person must be returned to the Company upon the termination of such Covered Person’s employment or association with the Company.

Neither the Company nor the Board of Directors will engage in offering or making available credit or loan arrangements to any member of the Board of Directors or the Company’s executive management.

Any discovery, improvement, or invention made or conceived by an officer or employee, either solely or jointly with others, during the time he or she is employed by the Company which pertains or relates to the products or business in which the Company is engaged shall be the exclusive property of the Company whether or not patentable or copyrightable.

D.	CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. When a conflict of interest arises, others may question the Company’s integrity. Therefore, all Covered Persons must conduct themselves in accordance with the highest ethical standards of honesty and fair dealing and should, in pursuit of their business duties, avoid actions that may create a conflict of interest and be adverse to the best interests of the Company and its stockholders.

Covered Persons must report in writing to an appropriate person in the Company (i.e., the Chairman or the Chief Executive Officer) the existence or discovery of any circumstances, relating to such Covered Person or other Covered Persons, which constitute a conflict of interest or could create a potential conflict of interest, including any financial or other business relationships, transactions, arrangements or other interests or activities with the Company’s suppliers, customers, competitors or other persons that could create a potential conflict of interest.

If a potential conflict of interest would constitute a “related party transaction” that would be required to be disclosed pursuant to the securities laws, the terms of the proposed transaction must be reported in writing to the Company’s Chairman or Chief Executive Officer who will refer, if necessary, the matter to the Audit Committee for approval. Generally, a related party transaction is a transaction that includes a director or executive officer, directly or indirectly, and the Company that exceeds $120,000 in amount. If a Covered Person has any questions as to whether a proposed transaction is a “related party transaction,” the Covered Person should contact the Chairman or the Chief Executive Officer for clarification.

1.	Gifts and Entertainment

Gifts and entertainment can easily be misunderstood and can appear to be an attempt to bribe our employees or the employees of another company. Generally, it is the Company’s policy that Covered Persons are prohibited from accepting gifts or favors (i.e., money, merchandise, services, entertainment, travel, or other forms of benefit) from any person or business organization that does business with the Company, seeks to do business with the Company, or is a competitor of the Company. Covered Persons may accept small gifts or favors that would be considered common business courtesies, however, no Covered Person should accept a gift or favor that might be intended to influence, or appears to influence, a business decision. Covered Persons must report to his or her supervisor the receipt of any gifts or favors.

In general, Covered Persons should not solicit entertainment, but are allowed to accept entertainment if the following criteria are met:

(a)	it occurs infrequently;

(b)	it arises in the normal course of business and would be considered a common business courtesy;

(c)	it involves reasonable expenditures; and

(d)	it takes place in settings that are appropriate and fitting.

A Covered Person shall not accept travel, vacation arrangements or similar favors or gratuities. Attending sports or theatrical events with and as a guest of a supplier or receiving sports or theatre tickets for personal use is acceptable and considered a normal business practice if kept within reasonable limits.

2.	Certain Interests

Each Covered Person must report in writing to the Chairman or the Chief Executive Officer any service as an officer, director, member, manager, partner or trustee of or any investment in a company that is a customer, supplier, contractor, competitor or any person or organization having dealings with the Company where the Company’s relationship with such organization is significant. For the purposes of this Code, the term “investment” means any investment beneficially owned by the Covered Person, his or her family member, nominee, or other person through which the Covered Person derives an economic benefit; provided, however, the term “investment” shall not mean any beneficial ownership of up to five percent (5%) of the outstanding securities of a publicly-held company that is a customer, supplier, contractor, or competitor of the Company.

3.	Corporate Opportunity

Covered Persons should not: (i) take for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) use Company property, information, or position for personal gain; or (iii) directly compete with the Company. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.	Acting as a Supplier

A Covered Person may not enter into an agreement with the Company as a supplier of products and services to the Company unless he or she receives a prior written approval in accordance with this Code. This policy extends to any prospective supplier that is controlled or actively influenced by a Covered Person. Selection of a supplier, including a Covered Person, must be made in accordance with the Company’s procedures and policies.

5.	Outside Activities

Officers and employees should avoid outside employment or activities that impair effective performance of their obligations to the Company, either because of excessive demands on their time or because the outside commitments constitute a drain away from the Company of their talents and creative energies.

Of course, reasonable participation in the activities of a trade association, professional society or charitable institution on an uncompensated basis will not be deemed to violate the Conflicts of Interest provisions of this Code.

E.	COMPANY INFORMATION

1.	Integrity of Records

The Company requires honest and accurate recording and reporting of information at all times. It applies the highest ethical standards in its financial and non-financial reporting and follows the Securities and Exchange Commission’s and other applicable rules regarding financial reporting.

Covered Persons may not manipulate financial accounts, records or reports or take any action or cause any person to take any action to influence, coerce, manipulate or mislead auditors for the purpose of rendering financial statements misleading.

All transactions must be approved and executed in accordance with internal control procedures established by the Company and must be recorded in such a manner as to permit the preparation of accurate financial statements for the Company.

Covered Persons may not knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object with the intent either to impair the object’s integrity or availability for use in an official proceeding or to obstruct, impede, direct or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any bankruptcy case, or in relation to or contemplation of any such matter or case.

Covered Persons who prepare, maintain or have custody of the Company’s records and reports should endeavor to ensure that these documents are: (i) accurate and complete and clearly reflect the assets and transactions of the Company; (ii) safeguarded from loss or destruction; (iii) retained for specified periods of time in accordance with the Company’s document retention policy; and (iv) maintained in confidence.

2.	Trade Secrets/Confidential Information

In general, a “trade secret” is any nonpublic information that affords a commercial advantage to its owner. Trade secrets may take form of a customer list, business plan and business strategy, terms and conditions of the Company’s contracts and agreements or any number of other things which enhance the ability to compete for business. The Company possesses trade secrets and other confidential information, many of which are the product of considerable investment by the Company.

Trade secrets and other confidential information disclosed to or observed by Covered Persons should not be revealed at any time to any person or firm or used at any time for any purpose other than the advancement of the Company’s business interests. The Company’s policy is that all information developed or shared as the result of business processes is proprietary to the Company and an important asset in the operation of the Company’s business, and the unauthorized use or disclosure of this information is prohibited.

All information about the Company, its business, stockholders, customers and suppliers should be considered confidential unless the information is already known to the public. This includes, but is not limited to, confidential technology, proprietary information, trade secrets, business plans, documents, pricing and records. Covered Persons should not, without prior written authorization from the appropriate authority, acquire, use, access, copy, remove, modify, alter or disclose to any third parties, any confidential information for any purpose other than to perform their job responsibilities or in furtherance of expressly stated Company-sponsored activities. Any such materials must be returned to the Company prior to a Covered Person leaving the Company.

Similarly, all Covered Persons must respect the confidentiality of their former employer’s trade secrets. As a result, Covered Persons should not divulge such information to any of the Company’s personnel or use the information while associated with the Company, unless explicit written permission by the former employer has been obtained.

Confidential information or materials in the possession of a Covered Person must be returned to the Company upon termination of employment or association with the Company. Since the Company views the protection of its confidential information as highly critical to its business, unauthorized disclosure of such information by the Covered Persons will result in disciplinary action that may include termination of employment or prosecution under applicable law.

3.	Insider Trading

It is unlawful to buy or sell securities on the basis of material, non-public information (whether such information is gained in the course of employment or otherwise) for Company-owned or managed accounts, for personal accounts, or for any accounts that associates may influence, including, but not limited to, accounts of family members. This type of activity is known as “insider trading” and is prohibited by securities laws and Company policy.

Information may be material if there is a substantial likelihood that the information would affect the price of the security or that a reasonable investor would consider the information significant in deciding whether to buy or sell a security. Information is considered to be non-public if it has not been disclosed to the public. Generally, information is considered disclosed to the public if it has been published in newspapers or other media, has been the subject of a press release or a public filing with the Securities and Exchange Commission and, in all cases, at least 48 hours has passed since the publication, release or filing.

Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so-called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. Sanctions may be imposed by law enforcement officials for violating the insider trading policy, as well as Company-imposed sanctions, up to and including termination of employment.

The Company opposes the unauthorized disclosure of any non-public information acquired in the work-place and prevents the misuse of material nonpublic information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Covered Persons may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. Covered Persons also may not discuss the Company or its business in an internet “chat room” or similar internet- based forum.

The Company has a separate, detailed Insider Trading Policy applicable to Covered Persons, which is incorporated herein by reference.

F.	EMBEZZLEMENT, THEFT, FRAUD AND NON-MONETARY IRREGULARITIES

The Company expects all Covered Persons to continuously demonstrate honesty and integrity in their business activities and relationships. Except for incidental personal use, all Company assets should be used for legitimate business purposes. Unacceptable conduct includes:

●	conversion to cash of any checks made payable to the Company or misappropriation of cash receipts, including delaying submission of cash receipts so that they may be used on a temporary basis for personal reasons;

●	authorization for payment of goods and services not received, or overpayment for goods or services;

●	acceptance of kickbacks;

●	engaging in any unethical act to entice a customer or potential customer to do business with the Company;

●	accepting, soliciting or giving gifts, gratuities or any other personal benefit or favor from or to suppliers, potential suppliers or customers, except as provided in this Code;

●	failure to accurately report the proceeds from the disposal of assets;

●	misstatement of travel or expense reports, including processing of non-business items for expense report reimbursement;

●	falsification of any reports submitted to financial or operational management including but not limited to:

o	misreporting or manipulating revenue or expenses to enhance reported financial results,

o	delay in reporting revenues,

o	delay in reporting expenses,

o	misstating quantities of physical inventories or the cost basis of inventories, and

o	submission of inflated or fictitious inter-company expenses;

●	engaging in any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading;

●	misuse of Company computer resources;

●	unauthorized or improper access, misuse, modification, destruction or disclosure of Company data/software or non-Company data/software for which the Company has been identified as accountable for processing, accessing and/or storing;

●	failure to follow policies relating to capital expenditures; and

●	theft of any nature (cash, equipment, parts, etc.).

G.	REPORTING AND COMPLIANCE WITH THE CODE’S STANDARDS

1.	Reporting of Violations

Any Covered Person having knowledge of any actions prohibited by this Code must report such activity immediately to his or her supervisor or the Chairman or the Chief Executive Officer. Prohibited actions involving directors and executive officers should be reported to the Audit Committee. Suspected violations or good faith concerns regarding accounting, internal accounting controls or auditing matters should be reported directly to the Audit Committee. Covered Persons are expected to cooperate in internal investigations of misconduct.

2.	Prohibition against Retaliation

It is the Company’s policy not to allow retaliation against any Covered Person for reports of misconduct or suspected violation of this Code by another person made in good faith, for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense, or for proving information on actions such Covered Person reasonably believes to be violations of securities laws, rules of the Securities and Exchange Commission, or other federal laws relating to fraud against stockholders.

3.	Enforcement

The Company must ensure prompt and consistent action against violations of this Code and reporting of violators to the appropriate authorities. All management personnel of the Company shall be responsible for the enforcement of this Code. The management shall periodically review the rules and procedures contained herein with the Covered Persons to ensure that the Covered Persons understand and comply with this Code.

In some situations it is difficult to determine if a violation occurred. In order to afford a fair process by which to determine violations of the Code, the Covered Persons should keep the following in mind:

(a)	make sure that the reporting person has all the facts available to him or her;

(b)	use judgment and common sense in determining whether an act seems unethical or improper;

(c)	discuss the situation with the supervisor or manager; and

(d)	if one is unsure of what to do in any situation, he or she should ask for a guidance before acting.

4.	Waivers

Any waiver of this Code for any director, executive officer or senior financial officer of the Company may be granted only upon approval by the Board of Directors and disclosed in accordance with an applicable exchange rules or securities laws. A waiver of this Code for other directors, officers or employees of the Company may be granted only by the Chairman or the Chief Executive Officer in writing. For purpose of this Code, a “senior financial officer” means the Company’s principal financial officer, principal accounting officer, controller, and other persons performing similar functions.

5.	Sanctions

Any Covered Person who is found to have violated this Code, or knowingly permits a Covered Person under his or her supervision to do so, may be subject to immediate disciplinary action, including, but not limited to, reassignment, demotion, or, where appropriate, dismissal and legal proceedings to recover the amount of any improper expenditures and any other losses that the Company may have incurred as a result of such violation. Violations of this Code may also result in prosecution of the individual under applicable criminal law statutes.

6.	Interpretation

All questions regarding the interpretation, scope, and application of the policies set forth in this Code should be referred to the Chairman or the Chief Executive Officer, who will consult with the outside legal counsel for resolution.

7.	Acknowledgment

Each Covered Person will be required to sign an acknowledgment annually certifying that he or she has read, understands and agrees to abide by the policies set forth in this Code.

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

By signing below, I acknowledge and certify that I have received, read, and understand CTRL Group Limited’s (the “Company”) Code of Business Conduct and Ethics (the “Code”).

I acknowledge that my employment relationship with the Company is terminable at will, by the Company or me, at any time, for any reason, with or without cause.

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with international, federal, state and local laws applicable to the Company’s businesses. I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

(Please Print)

Name ___________________________________________________

Business Unit/Location _____________________________________

Position/Title _____________________________________________

Signature ________________________________________________

Date ____________________________________________________

Please sign and return entire document to the Chief Executive Officer